Exhibit 99.1

Gastar Exploration Announces Acquisition of 35% Interst in Wilga Park Power Station

HOUSTON--(BUSINESS WIRE)--Gastar Exploration Ltd. (AMEX:GST)(TSX:YGA) today announced that it is acquiring a 35% interest in the Wilga Park Power Station in New South Wales, Australia from its joint venture partner, Eastern Star Gas Limited (ASX:ESG). The acquisition also includes a 35% working interest in Petroleum Production License 3 (PPL3), which contains the Coonarah conventional gas field. Gastar will pay Eastern Star total consideration of US$3.25 million.

J. Russell Porter, Gastar’s Chairman, President and CEO stated, “Given our existing 35% working interest in the coal seam gas production from PEL 238, this acquisition more fully aligns our interests with those of our joint venture partner, Eastern Star Gas, as we jointly benefit from the increasing production from the pilot programs. The Wilga Park Power Station will be the primary market for natural gas from PEL 238 until we begin fulfilling our supply arrangements under the two previously announced Memorandums of Understanding.”

Gastar will pay $3.0 million upfront with the final $250,000 contingent upon the Power Station being successfully expanded to a capacity of seven megawatts (MW). The facility currently has a capacity of four MW with plans in place to gradually increase capacity up to 40 MW as coal seam gas production from PEL 238 increases. Construction of a flowline to deliver gas from the PEL 238 production pilots to the power station is expected to be completed by the end of 2008. Gastar will fund its share of the construction expenditures of the power station and pipeline, which is expected to total approximately US$3.6 million over the next 12 months.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. Gastar pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. Gastar owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and on approximately 6 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238, PAL 2, PEL 433 and PEL 434) located in New South Wales. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Reserves Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in Gastar’s Annual Report on Form 10-K, as filed on March 27, 2007 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The SEC has generally permitted oil and gas companies, in their filings with the SEC, to disclose only proved reserves that, under SEC definitions and guidelines, a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. This press release discloses “probable” reserves that the SEC’s guidelines would prohibit us from including in our filings with the SEC. All of these volumes and estimates are by their nature more speculative than estimates of proved reserves under SEC definitions and guidelines and accordingly are subject to substantially greater risk of being actually realized.

The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.

CONTACT:
Gastar Exploration Ltd.
J. Russell Porter, President and CEO, 713-739-1800
rporter@gastar.com
or
DRG&E
Investor Relations Counsel:
Lisa Elliott, 713-529-6600
lelliott@drg-e.com
Anne Pearson, 713-529-6600
apearson@drg-e.com